Exhibit 10.6
Term Sheet for Luis Padilla
Luis Padilla accepted the role of Chief Executive Officer for the Kuhlman Company on December 22, 2005. At that time, Mr. Padilla accepted the following terms in consideration of his new position:
Board Review of the General Terms
Of The Employment Agreement with Luis Padilla
Proposed Framework

Company:	Kuhlman Company, Inc.

Executive:	Luis Padilla

Position:	Chief Executive Officer

Employment Contract:	The Company will agree to enter into an Employment Contract whereby the Employee shall provide Services to the Company.

Term:	The Term of the Employment Contract will be for three years.

Compensation:	The Company will provide the Executive with the following elements of compensation:
•	500,000 Shares of Restricted Stock issued by the Company with the following vesting requirements:
¯	100,000 vesting 3/01/06 immediately

¯	200,000 vesting on 12/31/06 provided Board approved financial performance targets are met.

¯	200,000 vesting on 12/30/07 provided Board approved financial performance targets are met.
•	Initially, the Executive will receive no salary no salary nor is he eligible for an annual bonus. However, when the Compensation Committee reviews compensation for the Executive Officers, the Committee will include a compensation review for the Executive. To decide whether to add a salary and bonus, the Committee will consider among other factors, the compensation plans in place for the other Executive Officers, the business and financial situation at the Company, the market for comparable executive talent, and the Executive’s role.

•	The Executive will commute from his home in Illinois. The Company will reimburse reasonable travel and lodging expenses.

Purchase of Stock	•	The Executive will purchase a total of 500,000 shares of the Company’s common stock from the following founders at the following prices:

¯ 500,000 @ $1.00 per share, from Scott Kuhlman.

Sale of the Stock would be restricted for one year. After the restriction, the Executive may sell a maximum of 200,000 shares per quarter.

The Executive and Mr. Kuhlman will agree to the purchase terms and conditions.

Employment Status:	•	In addition to this role at Kuhlman Company, the Executive will continue his consulting practice. Outside consulting may continue until the CEO role requires full-time attention. Currently, the CEO role will require at least 50% of full-time employment.

Responsibilities, Conditions of Employment, and Termination:	•	Upon Board approval of the general terms of the employment agreement, the Compensation Committee will establish position responsibilities, conditions of employment, and termination provisions.

Other:	•	Scott Kuhlman to retain titles of Chairman of the Board, President, and Chief Creative Officer.